CONSENT OF INDEPENDENT ACCOUNTANTS



The Trustees and Shareholders
Mentor Institutional Trust

     We consent to the use of our report dated December 8, 1995, included herein, and to the reference to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus for The Mentor Cash Management Portfolio, The Mentor Intermediate Duration Portfolio, The Mentor Fixed-Income Portfolio and the Mentor International Portfolio, and "INDEPENDENT ACCOUNTANTS" in the Statements of Additional Information for The Mentor Cash Management Portfolio, The Mentor Intermediate Duration Portfolio, The Mentor Fixed-Income Portfolio, The Mentor International Portfolio and SNAP Fund.




                                               /s/  KPMG PEAT MARWICK, LLP
                                                    KPMG Peat Marwick, LLP

Boston, Massachusetts
March 7, 1996